EXHIBIT 99.3

                        AUTOMATED GRAPHIC SYSTEMS, INC.
                              4590 GRAPHICS DRIVE
                          WHITE PLAINS, MARYLAND 20695
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                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                       , FEBRUARY   , 1999
                       9:00 A.M. BALTIMORE, MARYLAND TIME
                                     AT THE
                LAW OFFICES OF VENABLE, BAETJER AND HOWARD, LLP
                    1800 MERCANTILE BANK AND TRUST BUILDING
                                2 HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

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To the Stockholders of AGS:

     The Board of Directors of AGS asks that you attend the special meeting described above to vote on the following matters:

        1. PROPOSED MERGER. To approve a proposed merger of AGS and a subsidiary of Consolidated Graphics, Inc. and approve the agreement and plan of reorganization governing that merger.

        2. AUTHORIZATION TO ADJOURN THE MEETING. To approve a resolution permitting AGS to adjourn the special meeting, and postpone a vote on the merger, if AGS does not have in hand enough votes to approve the merger. This resolution will be submitted for stockholder action only if AGS does not have enough votes to approve the merger.

        3. OTHER MATTERS. To vote on any other matters that properly come before the special meeting or any adjournments or postponements of the special meeting.

     The accompanying prospectus/proxy statement describes these matters in detail. In addition, the Agreement and Plan of Reorganization, which governs the merger, is included as Annex A to the prospectus/proxy statement.

     Only stockholders who owned their stock directly at the close of business
(5:00 p.m. local time) on January   , 1999 are entitled to vote at the special
meeting. ESOP participants are not direct stockholders and so cannot vote directly. However, if you are an ESOP participant, you may instruct the ESOP trustees how to vote the AGS shares allocated to your account. The ESOP trustees, in turn, will vote the shares as you direct at the special meeting.

                                          By Order of the Board of Directors

                                          /s/  KENNETH LEMMERT
                                               Kenneth Lemmert
                                               Secretary

January   , 1999

YOUR VOTE IS IMPORTANT. IF YOU ARE AN ESOP PARTICIPANT, YOU SHOULD PROMPTLY COMPLETE AND RETURN YOUR BLUE VOTING INSTRUCTION TO THE ESOP TRUSTEES. IF YOU ARE A DIRECT STOCKHOLDER, YOU SHOULD PROMPTLY COMPLETE AND RETURN THE ENCLOSED GREEN PROXY CARD WHETHER OR NOT YOU INTEND TO ATTEND THE SPECIAL MEETING.

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THE AGS BOARD OF DIRECTORS HAS UNANIMOUSLY RECOMMENDED THAT YOU VOTE IN FAVOR OF
THE MERGER AND THE MERGER AGREEMENT AND THE RESOLUTION TO PERMIT ADJOURNMENT OF THE SPECIAL MEETING.
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